Exhibit 99.1

  2600 Citadel Plaza Drive

  P.O. Box 924133

  Houston, Texas 77292-4133

NEWS RELEASE

Information: Michelle Wiggs, Phone: (713) 866-6050

WEINGARTEN REALTY ELECTS TWO NEW BOARD MEMBERS

Houston, TX, August 7, 2012 --- Weingarten Realty Investors (NYSE: WRI), a leading owner, manager and developer of shopping centers, announced today that Shelaghmichael Brown and Thomas L. Ryan have been elected to serve on their Board of Trust Managers effective immediately. With these appointments, the size of the Board has been increased to 11 members.

Ms. Brown is a member of the board of directors of BBVA Compass Bancshares and Compass Bank, and also serves on the board’s Risk Committee. Prior to that, she was Senior Executive Vice President and Executive Officer of BBVA Compass Retail Banking until June 2011. In this role, she was responsible for a branch distribution system of 717 branches, online and mobile banking, ATMs, telephone banking, traditional consumer and small business credit and deposit products, investment sales, mortgage products and business, and brand marketing. Ms. Brown is on the CanCare Board of Directors where she has served as Chairman. She is on the board of the Consumer Bankers Association and serves as the Chairman of its Government Relations Council. Ms. Brown is a graduate of Wheaton College and received a Master’s degree in Business Administration from the University of Chicago.

Mr. Ryan has been Chief Executive Officer of Service Corporation International (SCI), the largest provider of death care products and services in North America since February 2005 and has served as President of SCI since July 2002. Since joining SCI in 1996, Mr. Ryan has served in a variety of operational and financial roles including Chief Operating Officer and Chief Executive Officer of the European operations. Before joining SCI, Mr. Ryan was a certified public accountant with Coopers & Lybrand LLP for eight years. He holds a Bachelor’s degree in Business Administration from the University of Texas at Austin. Mr. Ryan serves as Chairman of the Board of Trustees of the United Way of Greater Houston. He also serves on the board of directors of the Greater Houston Partnership, the Salvation Army Greater Houston Area Advisory Board and the GHCF Community Foundation Council. Mr. Ryan also serves on the University of Texas McCombs Business School Advisory Council.

“We are honored to have Shelaghmichael and Tom join our Board of Trust Managers. We look forward to the insights and contributions that their extensive experience in retailing and finance as well as public company management experience will provide,” said Stanford Alexander, Chairman of the Board of WRI.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a shopping center owner, manager and developer. At June 30, 2012, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 316 developed income-producing properties and 11 properties under various stages of construction and development. The total number of properties includes 301 neighborhood and community shopping centers and

26 other operating properties located in 21 states spanning the country from coast to coast representing approximately 63.8 million square feet. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.